Exhibit 99.1

GoDaddy Inc. Announces Proposed Sale of Shares of Common Stock by Selling Stockholders

SCOTTSDALE, Ariz., May 20, 2018 /PRNewswire/ – GoDaddy Inc. (NYSE: GDDY), the world’s largest cloud platform dedicated to small, independent ventures, announced today an underwritten public offering of 11,625,000 shares of its Class A common stock by certain of its stockholders pursuant to an effective Registration Statement on Form S-3 previously filed with the Securities and Exchange Commission. GoDaddy will not receive any proceeds from the sale of the shares in this offering. Citigroup and UBS Investment Bank are acting as bookrunners for this offering.

Citigroup and UBS Investment Bank propose to offer the shares of Class A common stock for sale from time to time in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

Selling stockholders participating in the offering consist of entities affiliated with Kohlberg Kravis Roberts & Co. L.P., Silver Lake Partners and YAM Special Holdings, Inc., an entity owned by GoDaddy founder, Bob Parsons. Additionally, GoDaddy’s chief executive officer is offering 125,000 shares of GoDaddy’s Class A common stock in the offering.

GoDaddy filed a Registration Statement on Form S-3, which was effective upon filing on April 5, 2016, including a base prospectus dated April 5, 2016. Before you invest, you should read the prospectus in the registration statement and the other documents GoDaddy has filed or will file with the SEC for more complete information about GoDaddy and this offering. The proposed offering is being made only by means of an effective shelf registration statement, including a base prospectus and final prospectus supplement, copies of which may be obtained, when available, from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146), or UBS Investment Bank, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: 1-888-827-7275.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GoDaddy

GoDaddy powers the world’s largest cloud platform dedicated to small, independent ventures. With more than 17.5 million customers worldwide and more than 76 million domain names under management, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success.

Investor Contact:

Marta Nichols

669.600.5812

investors@godaddy.com

Press Contact:

Karen Tillman

480.366.3183

pr@godaddy.com